Exhibit 5.1

King & Spalding LLP 1700 Pennsylvania Avenue NW Washington, DC 20006 Phone: (202) 737-0500 Fax: (202) 626-3737 www.kslaw.com

September 9, 2022

Board of Trustees

Whitestone REIT

2600 South Gessner, Suite 500

Houston, Texas 77063

Re:         Proposed Sale of Up to $100 million of Common Shares under Registration Statement on Form S-3 (File No. 333-264881)

Ladies and Gentlemen:

We are acting as counsel to Whitestone REIT, a Maryland real estate investment trust (the “Company”), in connection with the offer and sale from time to time of the Company’s common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), having an aggregate sale price of up to $100,000,000 (the “Shares”), pursuant to a prospectus supplement dated September 9, 2022 and the accompanying base prospectus dated May 20, 2022 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. 333-264881) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be offered and sold by the Company pursuant to the terms of the separate equity distribution agreements, dated September 9, 2022 (individually, an “Equity Distribution Agreement” and collectively, the “Equity Distribution Agreements”), by and among the Company, Whitestone REIT Limited Partnership, L.P. (the “Operating Partnership”) and each of BMO Capital Markets Corp., B. Riley Securities, Inc., BTIG, LLC, Capital One Securities, Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, JMP Securities LLC, Piper Sandler & Co., RBC Capital Markets, LLC, Truist Securities, Inc. and UBS Securities LLC and in the manner described in the Registration Statement and the Prospectus. The Shares will be issued from time to time in public offerings at market or negotiated prices under Rule 415 of the 1933 Act.

In our capacity as counsel for the Company, we have reviewed (i) the Registration Statement, (ii) the Prospectus, (iii) the Equity Distribution Agreements, (iv) the Company’s Articles of Amendment and Restatement, as supplemented (the “Articles of Incorporation”), (v) the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), and (vi) the resolutions adopted by the Board of Directors of the Company on August 31, 2022 (the “Resolutions”) relating to the transactions contemplated by the Equity Distribution Agreements.

In connection with this opinion, we have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies.  We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied to the extent we deemed appropriate, without independent verification, upon (i) certificates of officers of the Company and (ii) the representations and warranties of the Company in the Equity Distribution Agreements.

We have also assumed that the Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of common shares of beneficial interest of the Company set forth in Article VII of the Company’s Charter; that upon the issuance of any of the Shares, the total number of common shares of beneficial interest of the Company issued and outstanding will not exceed the total number of common shares of beneficial interest that the Company is then authorized to issue under its Charter; and that the number of Shares, and the offering price of each Share, to be sold from time to time pursuant to each Equity Distribution Agreement will be authorized and approved by the Board of Trustees of the Company or an executive committee thereof in accordance with the Maryland General Corporation Law, as amended (the “MGCL”), the Charter, the Bylaws and the Resolutions (with such determinations referred to hereinafter as the “Proceedings”) prior to the issuance thereof.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered by the Company in the manner provided in the Resolutions and the Proceedings and in accordance with the terms of the Equity Distribution Agreements and against payment of the consideration therefor as contemplated by the Equity Distribution Agreements and the Proceedings, will be validly issued and fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the MGCL, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed on September 9, 2022 to be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement, dated September 9, 2022. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP

King & Spalding LLP